Filed pursuant to Rule 433 under the Securities Act of 1933, as amended

Issuer Free Writing Prospectus dated May 20, 2024

Supplementing the Preliminary Prospectus Supplement dated

May 20, 2024 (To Prospectus dated May 20, 2024)

Registration No. 333-279526

Cushman & Wakefield Announces Proposed Public Offering of Ordinary Shares by Selling Shareholders

CHICAGO—(BUSINESS WIRE), May 20, 2024 — Cushman & Wakefield plc (NYSE: CWK) (“Cushman & Wakefield”) announced today the launch of a proposed underwritten public offering of 26,513,041 ordinary shares. Cushman & Wakefield is not offering any ordinary shares. All of the ordinary shares are being offered by existing shareholders and Cushman & Wakefield will not receive any of the proceeds from the offering. The underwriter will offer the shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The last reported sales price of Cushman & Wakefield’s ordinary shares on May 17, 2024 was $11.72 per share. The selling shareholders include funds affiliated with TPG and PAG Asia Capital.

J.P. Morgan is serving as sole underwriter for the offering.

An automatic shelf registration statement relating to the ordinary shares to be sold in the offering was filed with the Securities and Exchange Commission (“SEC”) on May 20, 2024 and became effective upon filing. The offering may be made only by means of a prospectus supplement and the accompanying prospectus. You may obtain these documents for free by visiting the SEC’s website at www.sec.gov. Additionally, copies of the preliminary prospectus supplement and accompanying prospectus may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by email at prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com. The final terms of the offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cushman & Wakefield plc

Cushman & Wakefield (NYSE: CWK) is a leading global commercial real estate services firm for property owners and occupiers with approximately 52,000 employees in nearly 400 offices and approximately 60 countries. In 2023, the firm reported revenue of $9.5 billion across its core service lines of (i) Services, (ii) Leasing, (iii) Capital markets, and (iv) Valuation and other. It also receives numerous industry and business accolades for its award-winning culture and commitment to Diversity, Equity and Inclusion (DEI), sustainability and more.

Forward-Looking Statements

All statements in this press release other than historical facts are forward-looking statements, which rely on a number of assumptions concerning future events, including whether or not the offering will be consummated. Such statements are also subject to a number of uncertainties and factors outside Cushman & Wakefield’s control. Such factors include, but are not limited to, uncertainty regarding and changes in global economic or market conditions and changes in government policies, laws, regulations and practices. Should any Cushman & Wakefield assumptions or these other uncertainties and factors materialize in ways that Cushman & Wakefield did not expect, actual results could differ materially from the forward-looking statements in this press release. While Cushman & Wakefield believes the assumptions underlying these forward-looking statements are reasonable under current circumstances, recipients should bear in mind that such assumptions are inherently uncertain. You are cautioned not to place undue reliance on such forward-looking statements or other information in this press release.

Contacts

Investor Relations Contact

Megan McGrath

Investor Relations

+1 312 338 7860

IR@cushwake.com

Media Contact

Aixa Velez

Corporate Communications

+1 312 424 8195

aixa.velez@cushwake.com